Exhibit 99.1

Enterprise Products Partners L.P.

P.O. Box 4324

Houston, TX 77210

(713) 381-6500

Enterprise Reports First Quarter 2007 Results

Houston, Texas (Thursday, April 26, 2007) – Enterprise Products Partners L.P. (NYSE: “EPD”) today announced its financial results for the three months ended March 31, 2007. The partnership reported net income of $112 million for the first quarter of 2007, or $0.20 per unit on a fully diluted basis, compared to net income of $134 million, or $0.28 per unit on a fully diluted basis, in the first quarter of 2006. The first quarter of 2006 included $10 million of recoveries from business interruption insurance. During the first quarter of 2007, increases in gross operating margin were more than offset by increases in depreciation and amortization expense, insurance, provision for income taxes, interest expense and minority interests compared to the first quarter of last year.

Distributable cash flow generated in the first quarter of 2007 increased to $222 million from $218 million in the first quarter of 2006. On April 16, 2007, the board of directors of Enterprise’s general partner approved an increase in the partnership’s quarterly cash distribution rate to $0.475 per unit with respect to the first quarter of 2007. This represents a 6.7 percent increase over the $0.445 per unit rate that was paid with respect to the first quarter of 2006. Distributable cash flow for the first quarter of 2007 provided 0.9 times coverage of the cash distribution to the limited partners. Distributable cash flow is a non-generally accepted accounting principle (or “non-GAAP”) financial measure that is defined and reconciled later in this press release to its most directly comparable GAAP financial measure, net cash flows provided by operating activities.

Revenue was approximately $3.3 billion for both the first quarter of 2007 and 2006. Gross operating margin for the first quarter of this year increased by 4 percent to $324 million from $313 million for the same quarter last year. Operating income reported in the first quarter of 2007 was $188 million compared to $194 million in the first quarter last year. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $305 million for the first quarter of 2007 versus $301 million for the same quarter of 2006. Gross operating margin and EBITDA are non-GAAP financial measures that are defined and reconciled later in this press release to their most directly comparable GAAP financial measure.

“Enterprise delivered another strong quarter to begin 2007, with improved gross operating margin from our midstream energy value chain leading to an increase in distributable cash flow,” said Robert G. Phillips, president and chief executive officer of Enterprise. “During the first quarter, Enterprise benefited from continued strong demand for NGLs by the petrochemical and refining industries, the growing shift of NGL production to the Rockies, which became more apparent later in the quarter, and a return to more normal winter weather that resulted in greater demand for propane in the Midwest and Southeast.”

“Each of the businesses in our NGL segment reported improved results with NGL pipelines, fractionation and storage benefiting from higher volumes and continued strong extraction economics for our natural gas processing assets. Enterprise’s offshore segment showed continuing improvement with increased performance by our platforms and oil pipelines indicating higher crude oil production from the deepwater trend of the Gulf of Mexico and the impact of incremental demand revenues from the installation of the Independence Hub in March. Our petrochemical division also contributed to the improved year over year results due to relatively strong, off season demand from the motor gasoline sector for our butane isomerization and octane enhancement services. Finally, the partnership’s onshore natural gas pipelines reported lower results despite higher overall throughput due to decreased margins on the San Juan and Permian basin gathering systems and additional storage repair costs in Texas,” stated Phillips.

“Looking forward, Enterprise is scheduled to complete approximately $2.5 billion of growth capital projects in 2007 that should provide significant new sources of cash flow beginning later this year and in 2008. The largest is the partnership’s Independence Hub and Trail, a deepwater Gulf of Mexico platform and pipeline project, which set many technical records for offshore production. At full utilization, the Independence project, with a capacity of 1 billion cubic feet per day, will increase natural gas production from the Gulf of Mexico by approximately 12 percent while generating significant incremental cash flow for Enterprise. Independence is expected to start receiving production later this year in the third quarter,” continued Phillips.

“Additionally, we have completed a number of capital projects since the first of the year including the Conway to Skellytown pipeline loop of the Mid America Pipeline (“MAPL”), the pipeline portion of the MAPL Rocky Mountain expansion, the South Texas NGL system integration project and phase I of the Mont Belvieu storage well utilization project. Enterprise is on track to complete another $1.5 billion of new capital projects in the third quarter 2007. These projects include the Meeker I processing plant in the Piceance basin, the Hobbs fractionator, the expansion of our NGL import/export facility near Houston, the Mont Belvieu propylene fractionator expansion and the Petal gas storage conversion project,” stated Phillips.

Review of Segment Performance

NGL Pipelines & Services – Gross operating margin for this segment increased 12 percent to $191 million in the first quarter of 2007 from $171 million in the first quarter of 2006, which included $8 million of recoveries under business interruption insurance. Each of the business lines within this segment reported increases in gross operating margin for the second consecutive quarter.

The largest increase came from the partnership’s NGL pipeline and storage business, which rose 14 percent to $79 million in the first quarter of 2007 from $69 million in the first quarter of 2006 on a 164,000 barrels per day (“BPD”) increase in transportation volumes. The largest increases in gross operating margin were reported by our South Texas NGL pipeline (which was placed in service in January 2007), Dixie pipeline, Mont Belvieu NGL and petrochemical storage facility and Mid America and Seminole pipeline systems.

Gross operating margin from Enterprises’ NGL fractionation business increased 50 percent to $26 million in the first quarter of 2007 from $17 million in the first quarter of 2006, which included $4 million of recoveries under business interruption insurance. NGL fractionation volumes in the first quarter of this year increased 37 percent to 351,000 BPD from 255,000 BPD in the first quarter last year, principally as a result of Enterprise’s Norco, Louisiana facility that was idle in the first quarter of 2006 due to the effects of Hurricanes Katrina and Rita. The partnership’s Mont Belvieu facilities also generated higher gross operating margin on a 35,000 BPD increase in volumes.

Enterprise’s natural gas processing and related NGL marketing business recorded gross operating margin of $86 million in the first quarter of 2007 compared to $85 million in the first quarter of 2006, which included $4 million of recoveries from business interruption insurance. Fee-based processing volumes and equity NGL production, which are NGLs that Enterprise earns and takes title to as a result of providing processing services, increased by 33 percent and 21 percent, respectively, from the first quarter of 2006. Gross operating margin increased at most of our natural gas processing facilities including our Louisiana, San Juan Chaco, South Texas and Carlsbad plants. Gross operating margin also benefited from our acquisitions of the Pioneer silica gel plant in March 2006 and Encinal in July 2006. The performance of our processing plants was partially offset by lower gross operating margin from our NGL marketing business on a decrease in average margin per unit.

Onshore Natural Gas Pipelines & Services – Enterprise’s Onshore Natural Gas Pipelines and Services segment reported gross operating margin of $77 million in the first quarter of 2007 compared to $97 million in the first quarter of 2006. Onshore natural gas transportation volumes increased to 6.3 trillion British thermal units per day (“TBtud”) for the first quarter of this year from 6.1 TBtud in the first quarter last year.

Most of the decrease in gross operating margin was attributable to lower revenues from the San Juan and Permian natural gas gathering systems and the Texas Intrastate pipeline. A significant portion of the gathering contracts on the San Juan system have fees that are based on natural gas index prices, which decreased from $7.16 per million British thermal units (“MMBtu”) in the first quarter of 2006 to $6.26 per MMBtu in the first quarter of this year. The decrease in gross operating margin on our Texas Intrastate pipeline system was primarily due to lower average transportation fees charged to shippers and a decrease in volumes in the first quarter of 2007 compared to the first quarter last year. Additionally, the partnership’s natural gas storage business incurred additional expenses related to repairs of the Wilson gas storage facility in Texas which is being returned to partial service during the second quarter of 2007.

Offshore Pipelines & Services – Gross operating margin for the Offshore Pipelines & Services segment increased to $20 million in the first quarter of 2007 from to $17 million in the first quarter of 2006, which included $2 million of recoveries from business interruption insurance.

The offshore platform services business generated gross operating margin of $14 million in the first quarter of 2007 compared to $8 million reported in the first quarter of 2006. Upon the completion of its installation in mid-March 2007, Enterprise began earning demand fees from the Independence Hub platform of approximately $4 million per month net to its ownership interest. Also contributing to the improvement in gross operating margin for the quarter were the East Cameron 373 and Garden Banks platforms, which were not in service during the first quarter of 2006 due to the effects of Hurricanes Katrina and Rita on producer facilities and third-party pipelines.

Gross operating margin from offshore natural gas pipelines was $9 million for both the first quarter of 2007 and 2006. Offshore natural gas transportation volumes decreased slightly to 1.4 TBtud in the first quarter of 2007 from 1.5 TBtud in the first quarter of last year. Lower volumes on the High Island Offshore system due to third-party pipeline outages were partially offset by an increase in volumes on the Phoenix system, which was in service for only a part of the first quarter of 2006 after being shut-in due to the effects of Hurricane Rita on third party pipelines.

The offshore oil pipelines generated $4 million of gross operating margin in the first quarter of 2007 compared to $2 million in the first quarter of 2006 on a 35 percent increase in transportation volumes to 153,000 BPD. Volumes increased on the Marco Polo, Constitution and Poseidon pipelines.

The improvement in gross operating margin from Enterprise’s offshore assets was partially offset by higher insurance costs, which increased to $7.6 million for the first quarter of 2007 from $1.6 million for the first quarter of last year.

Petrochemical Services – Gross operating margin for this segment increased 37 percent, to $38 million in the first quarter of 2007 from $28 million in the first quarter of 2006.

Enterprise’s butane isomerization business increased to $21 million in the first quarter of 2007 from $18 million in the first quarter of 2006. This improvement was primarily due to a 13 percent increase in volumes to 95,000 BPD in the first quarter of this year from 84,000 BPD in the first quarter of 2006.

The partnership’s propylene fractionation and petrochemical pipeline business earned $18 million of gross operating margin in the first quarter of 2007 versus $21 million in the first quarter of 2006. The benefit of a 17 percent increase in fractionation volumes to 61,000 BPD was more than offset by a decrease in sales margins.

Enterprise’s octane enhancement facility was idle for part of the first quarter of 2007 and 2006 as the partnership routinely performs its planned annual turnaround and maintenance activities during the winter months when demand for motor gasoline and gasoline additives are at seasonal lows. This business recorded a loss in gross operating margin of approximately $1 million for the first quarter of 2007 compared to a loss of $11 million for the first quarter of 2006. Volumes for this facility increased to 7,000 BPD in the first quarter of 2007 from 4,000 BPD produced in the first quarter of 2006.

Capitalization – Total debt principal outstanding at March 31, 2007 was approximately $5.5 billion, including $550 million of junior subordinated notes to which the debt rating agencies ascribe, on average, approximately 58 percent equity content. Enterprise’s consolidated debt also included $169 million of debt of Duncan Energy Partners. Enterprise had total liquidity of approximately $881 million at March 31, 2007, which includes availability under the partnership’s $1.25 billion credit facility and unrestricted cash.

Total capital spending in the first quarter of 2007, net of contributions in aid of construction, was approximately $614 million. This includes $26 million of sustaining capital expenditures and $39 million of investments in unconsolidated affiliates.

Today, Enterprise will host a conference call to discuss first quarter earnings. The call will be broadcast live over the Internet at 9:00 a.m. Central Time and may be accessed by visiting the company’s website at www.epplp.com.

Use of Non-GAAP Financial Measures

This press release and the accompanying schedules include the non-GAAP financial measures of gross operating margin, EBITDA and distributable cash flow. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other GAAP measure of liquidity or financial performance.

Gross operating margin – We evaluate segment performance based on the non-GAAP financial measure of gross operating margin. Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations. This measure forms the basis of our internal financial reporting and is used by senior management in deciding how to allocate capital resources among business segments. We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results. The GAAP measure most directly comparable to total segment gross operating margin is operating income.

We define total segment gross operating margin as operating income before: (1) depreciation, amortization and accretion expense; (2) operating lease expenses for which we do not have the payment obligation; (3) gains and losses on the sale of assets; and (4) general and administrative costs. Gross operating margin is exclusive of other income and expense transactions, provision for income taxes, minority interest, cumulative effect of changes in accounting principles and extraordinary charges. Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of intercompany transactions. In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation. Our non-GAAP financial measure of total segment gross operating margin should not be considered as an alternative to GAAP operating income.

We include earnings from equity method unconsolidated affiliates in our measurement of segment gross operating margin. Our equity investments with industry partners are a vital component of our business strategy. They are a means by which we conduct our operations to align our interests with those of our customers and/or suppliers. This method of operation also enables us to achieve favorable economies of scale relative to the level of investment and business risk assumed versus what we could accomplish on a stand-alone basis. Many of these businesses perform supporting or complementary roles to our other business operations. As circumstances dictate, we may increase our ownership interest in equity investments, which could result in their subsequent consolidation into our operations.

EBITDA – We define EBITDA as net income or loss plus interest expense, provision for income taxes and depreciation and amortization expense. EBITDA is commonly used as a supplemental financial measure by management and by external users of financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess: (1) the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; (2) the ability of our assets to generate cash sufficient to pay interest cost and support our indebtedness; (3) our operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure; and (4) the viability of projects and the overall rates of return on alternative investment opportunities. Because EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies. The GAAP measure most directly comparable to EBITDA is net cash flows provided by operating activities.

Distributable cash flow – We define distributable cash flow as net income or loss plus: (1) depreciation, amortization and accretion expense; (2) operating lease expenses for which we do not have the payment obligation; (3) cash distributions received from unconsolidated affiliates less equity in the earnings of such unconsolidated affiliates; (4) the subtraction of sustaining capital expenditures; (5) the addition of losses or subtraction of gains relating to the sale of assets; (6) cash proceeds from the sale of assets or return of investment from unconsolidated affiliates; (7) gains or losses on monetization of financial instruments recorded in accumulated other comprehensive income less related amortization of such amount to earnings; (8) transition support payments received from El Paso Corporation related to the GulfTerra merger; (9) minority interest expense associated with the public unitholders of Duncan Energy Partners less related distribution to be paid to such holders with respect to the period of calculation; and (10) the addition of losses or subtraction of gains relating to other miscellaneous non-cash amounts affecting net income for the period. Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets. Distributable cash flow is a significant liquidity metric used by our senior management to compare basic cash flows generated by us to the cash distributions we expect to pay our partners. Using this metric, our management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions.

Distributable cash flow is also an important non-GAAP financial measure for our limited partners since it serves as an indicator of our success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions. Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly-traded partnerships because the value of a partnership unit is in part measured by its yield (which in turn is based on the amount of cash distributions a partnership can pay to a unitholder). The GAAP measure most directly comparable to distributable cash flow is net cash flows provided by operating activities.

Company Information and Use of Forward Looking Statements

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships with an enterprise value of approximately $18 billion, and is a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil and petrochemicals. Enterprise transports natural gas, NGLs, crude oil and petrochemical products through more than 35,000 miles of onshore and offshore pipelines. Services include natural gas gathering, processing, transportation and storage; NGL fractionation (or separation), transportation, storage and import and export terminaling; crude oil transportation; offshore production platform services; and petrochemical pipeline and services. For more information, visit Enterprise on the web at www.epplp.com. Enterprise Products Partners L.P. is managed by its general partner, Enterprise Products GP, LLC, which is wholly-owned by Enterprise GP Holdings L.P. (NYSE: EPE), which has an enterprise value of approximately $3 billion. For more information on Enterprise GP Holdings L.P., visit its website at www.enterprisegp.com.

This press release contains various forward-looking statements and information that are based on Enterprise’s beliefs and those of its general partner, as well as assumptions made by and information currently available to Enterprise. When used in this press release, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding the plans and objectives of Enterprise for future operations, are intended to identify forward-looking statements. Although Enterprise and its general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither Enterprise nor its general partner can give assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, Enterprise’s actual results may vary materially from those Enterprise anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on Enterprise’s results of operations and financial condition are:

•	fluctuations in oil, natural gas and NGL prices and production due to weather and other natural and economic forces;
•	the effects of our debt level on its future financial and operating flexibility;
•	a reduction in demand for our products by the petrochemical, refining or heating industries;
•	a decline in the volumes of NGLs delivered by our facilities;
•	the failure of its credit risk management efforts to adequately protect us against customer non-payment;
•	terrorist attacks aimed at our facilities; and
•	the failure to successfully integrate our operations with companies we may acquire in the future, if any.

Enterprise has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:	Randy Burkhalter, Investor Relations, (713) 381-6812, www.epplp.com
Rick Rainey, Media Relations, (713) 381-3635

###

Enterprise Products Partners L.P.		Exhibit A
Condensed Statements of Consolidated Operations - UNAUDITED
For the Three Months Ended March 31, 2007 and 2006
($ in 000s, except per unit amounts)
	For the Three Months
	Ended March 31,
	2007	2006
Revenue	$ 3,322,854	$ 3,250,074
Costs and expenses:
Operating costs and expenses	3,124,479	3,046,863
General and administrative costs	16,630	13,740
Total costs and expenses	3,141,109	3,060,603
Equity in income of unconsolidated affiliates	6,179	4,029
Operating income	187,924	193,500
Other income (expense):
Interest expense	(63,358)	(58,077)
Other, net	1,928	1,969
Total other expense	(61,430)	(56,108)
Income before provision for income taxes, cumulative effect
of change in accounting principle and minority interest	126,494	137,392
Provision for income taxes	(8,788)	(2,892)
Income before minority interest and cumulative effect of change
in accounting principle	117,706	134,500
Minority interest	(5,661)	(2,198)
Income before cumulative effect of change in accounting principle	112,045	132,302
Cumulative effect of change in accounting principle	--	1,475
Net income	$ 112,045	$ 133,777

Allocation of net income to:
Limited partners	$ 85,049	$ 112,369
General partner	$ 26,996	$ 21,408
Per unit data (fully diluted):
Net income per unit	$ 0.20	$ 0.28
Average LP units outstanding (in 000s)	433,272	396,323
Other financial data:
Net cash flows provided by operating activities	$ 420,751	$ 494,276
Net cash used in investing activities	$ 614,921	$ 348,645
Net cash provided by (used in) financing activities	$ 231,126	$ (152,738)
Distributable cash flow	$ 221,985	$ 217,884
EBITDA	$ 305,280	$ 301,063
Depreciation, amortization and accretion	$ 121,221	$ 106,567
Distributions received from unconsolidated affiliates	$ 16,947	$ 8,253
Total debt principal outstanding at end of period	$ 5,478,068	$ 4,456,068

Capital spending:
Capital expenditures, net of contributions in aid of
construction costs, for property, plant and equipment	$ 574,890	$ 304,618
Cash used for business combinations,
net of cash received	312	--
Investments in unconsolidated affiliates	38,973	61,528
Total	$ 614,175	$ 366,146

Enterprise Products Partners L.P.		Exhibit B
Condensed Operating Data - UNAUDITED
For the Three Months Ended March 31, 2007 and 2006
($ in 000s)
	For the Three Months
	Ended March 31,
	2007	2006

Gross operating margin by segment:
NGL Pipelines & Services	$ 190,694	$ 170,950
Onshore Natural Gas Pipelines & Services	76,515	96,803
Offshore Pipelines & Services	19,707	17,252
Petrochemical Services	37,583	27,518
Total non-GAAP gross operating margin	$ 324,499	$ 312,523
Adjustments to reconcile non-GAAP gross operating
margin to GAAP operating income:
Depreciation, amortization and accretion in operating
costs and expenses	(119,492)	(104,816)
Operating lease expense paid by EPCO in operating
costs and expenses	(526)	(528)
Gain on sale of assets in operating costs and expenses	73	61
General and administrative costs	(16,630)	(13,740)
Operating income per GAAP	$ 187,924	$ 193,500

Selected operating data:
NGL Pipelines & Services, net:
NGL transportation volumes (MBPD)	1,607	1,443
NGL fractionation volumes (MBPD)	351	255
Equity NGL production (MBPD)	70	58
Fee-based natural gas processing (MMcf/d)	2,401	1,807
Onshore Natural Gas Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	6,346	6,052
Offshore Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	1,384	1,476
Crude oil transportation volumes (MBPD)	153	113
Platform gas processing (Mcf/d)	162	157
Platform oil processing (MBPD)	20	7
Petrochemical Services, net:
Butane isomerization volumes (MBPD)	95	84
Propylene fractionation volumes (MBPD)	61	52
Octane additive production volumes (MBPD)	7	4
Petrochemical transportation volumes (MBPD)	102	87
Total, net:
NGL, crude oil and petrochemical transportation volumes (MBPD)	1,862	1,643
Natural gas transportation volumes (BBtus/d)	7,730	7,528
Equivalent transportation volumes (MBPD) (1)	3,896	3,624

(1)	Reflects equivalent energy volumes where 3.8 MMBtus of natural gas are equivalent to one barrel of NGLs.

Enterprise Products Partners L.P.		Exhibit C
Reconciliation of Unaudited GAAP Financial Measures to Our Non-GAAP Financial Measures
Distributable Cash Flow
For the Three Months Ended March 31, 2007 and 2006
($ in 000s)
	For the Three Months
	Ended March 31,
	2007	2006

Reconciliation of non-GAAP "Distributable cash flow" to GAAP "Net income" and GAAP "Net cash flows provided by operating activities"
Net income	$ 112,045	$ 133,777
Adjustments to derive Distributable Cash Flow
(add or subtract as indicated by sign of number):
Amortization in interest expense	132	250
Depreciation, amortization and accretion in costs and expenses	121,089	106,317
Operating lease expense paid by EPCO	526	528
Deferred income tax expense	1,596	1,487
Amortization of net gain from forward-starting interest rate swaps	(965)	(925)
Cumulative effect of change in accounting principle	--	(1,475)
Equity in income of unconsolidated affiliates	(6,179)	(4,029)
Distributions received from unconsolidated affiliates	16,947	8,253
Gain on sale of assets	(73)	(61)
Proceeds from sale of assets	91	75
Sustaining capital expenditures	(25,511)	(30,010)
Changes in fair market value of financial instruments	104	(53)
Minority interest expense - DEP public unitholders	2,831	--
Distribution to be paid to DEP public unitholders with respect to period	(3,648)	--
El Paso transition support payments	3,000	3,750
Distributable cash flow	221,985	217,884
Adjustments to Distributable cash flow to derive Net cash flows provided by operating activities (add or subtract as indicated by sign of number):
Amortization of net gain from forward-starting interest rate swaps	965	925
Proceeds from sale of assets	(91)	(75)
Sustaining capital expenditures	25,511	30,010
El Paso transition support payments	(3,000)	(3,750)
Minority interest	5,661	2,198
Minority interest expense - DEP public unitholders	(2,831)	--
Distribution to be paid to DEP public unitholders with respect to period	3,648	--
Net effect of changes in operating accounts	168,903	247,084
Net cash flows provided by operating activities	$ 420,751	$ 494,276

Enterprise Products Partners L.P.		Exhibit D
Reconciliation of Unaudited GAAP Financial Measures to Our Non-GAAP Financial Measures
EBITDA
For the Three Months Ended March 31, 2007 and 2006
($ in 000s)
	For the Three Months
	Ended March 31,
	2007	2006
Reconciliation of non-GAAP "EBITDA" to GAAP "Net income" and
GAAP "Net cash flows provided by operating activities"
Net income	$ 112,045	$ 133,777
Additions to net income to derive EBITDA:
Interest expense (including related amortization)	63,358	58,077
Provision for income taxes	8,788	2,892
Depreciation, amortization and accretion in costs and expenses	121,089	106,317
EBITDA	305,280	301,063
Adjustments to EBITDA to derive net cash flows provided by operating activities (add or subtract as indicated by sign of number):
Interest expense	(63,358)	(58,077)
Provision for income taxes	(8,788)	(2,892)
Cumulative effect of change in accounting principle	--	(1,475)
Equity in income of unconsolidated affiliates	(6,179)	(4,029)
Amortization in interest expense	132	250
Deferred income tax expense	1,596	1,487
Distributions received from unconsolidated affiliates	16,947	8,253
Operating lease expense paid by EPCO	526	528
Minority interest	5,661	2,198
Gain on sale of assets	(73)	(61)
Changes in fair market value of financial instruments	104	(53)
Net effect of changes in operating accounts	168,903	247,084
Net cash flows provided by operating activities	$ 420,751	$ 494,276